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Exhibit 10.59

PERSONAL / CONFIDENTIAL
Mr. Shawn P. Vadala
4107 Belmont Place
New Albany OH 43054
USA

Date	October 27, 2016
Reference	CM/em
Direct Dial	41 44 944 24 45
Telefax	41 44 944 22 55

Employment Agreement

between Mettler-Toledo International Inc., Im Langacher, 8606 Greifensee, Switzerland (“Company”), and Mr. Shawn P. Vadala, US citizen (“Employee”).

The parties enter into an employment agreement on the terms and conditions set forth below:

Function	Chief Financial Officer (CFO), Member of the Group Management Committee ("GMC") of the METTLER TOLEDO Group.
Location
The principal place of work is at the premises of the Company in Columbus, OH. Given the international presence of the company, employee’s duties will require regular business travel to the Group’s various locations.

Remuneration	Base Salary of USD 355’000.-- (gross, before taxes and other withholdings) per annum, effective with the starting date, payable in semi-monthly installments of USD 14'791.66.

Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER TOLEDO pursuant to the then-current plan and regulations. Under this plan Employee is eligible to earn a cash incentive based upon achievement of various financial and personal targets. For 100% target achievement, the cash incentive is currently USD 159’750.-- gross (45% of base salary). The scaling of the incentive system and selection and weighting of targets, including personal targets, are determined by the Compensation Committee of the Board of Directors.

Equity Incentive Plan	Participation in the METTLER TOLEDO Equity Incentive Plan as may be amended from time to time.
Car Allowance	Car Allowance of USD 10'000.-- per annum, payable in semi-monthly installments of USD 416.67.

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Exhibit 10.59

Vacation	27 working days per calendar year, including two personal holidays.
Other benefits
All other employment benefits (including but not limited to 401(k) retirement savings plan and insurances) will be in accordance with the rules and regulations for senior management of Mettler-Toledo, LLC.

Duration / Notice Period
This employment agreement is effective as of January 1, 2017 and is of unlimited duration. It may be terminated by either party without cause by giving twelve (12) months notice in writing to the end of a month and shall terminate at the end of such notice period.

Non-Competition
While Employee is employed by METTLER TOLEDO and for a period of twelve months after his termination, Employee shall not directly or indirectly (a) engage in or be employed in any business anywhere in the world which competes with the businesses of METTLER TOLEDO, or (b) solicit for hire or hire any METTLER TOLEDO employee.

Confidentiality
Employee agrees to keep confidential both during and after his employment with METTLER TOLEDO all information of a confidential nature not generally known outside of METTLER TOLEDO, and not to use such confidential information other than for purposes of performing his duties for METTLER TOLEDO.

Previous Employment Agreements
With the effectiveness of this employment agreement, all previous employment agreements or amendments to such employment agreements with METTLER TOLEDO shall be considered cancelled. The acquired period of service since November 3, 1997 is taken into consideration where applicable.

Applicable Law and Jurisdiction	This agreement shall be governed by the laws of the State of Ohio. All disputes concerning the terms and conditions of this agreement shall be brought before the ordinary courts in the State of Ohio.

Mettler-Toledo International Inc.    The Employee

/s/ William P. Donnelly    /s/ Christian Magloth    /s/ Shawn P. Vadala

William P. Donnelly     Christian Magloth    Shawn P. Vadala

Attachments:

▪	POBS Plus – Incentive System for Members of the Group Management of METTLER TOLEDO (12/2013)